Exhibit 99.11

Merger Announcement Day: Social Media Posts for Advisors Guidelines for Social Copy: Please note that the press release link and creative do not have to be embedded in the Form 8-K filing. Please select one of the following legally approved social media blurbs should you wish to post or re-post about the announcement: • As a member of the Iron Spark advisory team, I couldn’t be prouder of today’s announcement of our proposed combination with @HYPEBEAST. We’re ready to help unlock the tremendous potential of this iconic brand. #Hypebeast $ISAA @Nasdaq [LINK TO RELEASE] [CREATIVE] • It’s a great day for @HYPEBEAST and Iron Spark $ISAA. Together, we can’t wait to take this brand and company to new heights. On to the @Nasdaq! #Hypebeast [LINK TO RELEASE] [CREATIVE] • As part of the team at Iron Spark, I’m excited to announce that we’re combining with @HYPEBEAST, a global leader in contemporary fashion and culture. We can’t wait to bring this amazing brand to @Nasdaq. #Hypebeast $ISAA [LINK TO RELEASE] [CREATIVE] • Here at Iron Spark $ISAA, we’re ready to bring together our amazing group of brand builders and entrepreneurs to continue growing @HYPEBEAST. Together, we are driving culture forward. #Hypebeast @Nasdaq [LINK TO RELEASE] [CREATIVE] Please note, all posts should: • Tag @HYPEBEAST & @Nasdaq: o Hypebeast Twitter, Instagram, LinkedIn o Nasdaq Twitter, Instagram, LinkedIn • Include the hashtag #Hypebeast • Include the $ISAA cash tag